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                                                          EXHIBIT NO. 10.4

                           MASTER SERVICE AGREEMENT


     This Agreement is made and entered into as of the ______ of June, 1996, by and between ENSCO International Incorporated, a Delaware corpora-tion ("ENSCO") and Dual Holding Company, a Delaware corporation ("Dual").

     WHEREAS, Dual, through its subsidiaries, owns and/or operates offshore jackup and platform drilling rigs and, from time to time, has need of certain goods, services and/or facilities in support of and in furtherance of its operations, both onshore and offshore; and

     WHEREAS, ENSCO is an international offshore drilling contract company which is in the business of furnishing certain goods, services and/or facilities related to the oil and gas industry which Dual may have need to use, purchase or hire, from time to time; and

     WHEREAS, this Agreement is intended to be a blanket agreement which shall govern all relations between Dual and ENSCO with respect to the subject matter specified herein and, in anticipation of requests for and furnishing of goods, services and/or facilities, ENSCO and Dual have agreed that the specific terms and conditions regarding the delivery, price, quantity and quality of such goods, services and/or facilities shall be as set forth in this Agreement or, with respect to additional goods, services and/or facilities not contemplated by the terms hereof, in a specific "work order" or "purchase order" in the forms attached hereto at Appendix "A".

     In consideration of the premises and mutual covenants and agreements set forth herein, ENSCO and Dual agree as follows:

1.   DESCRIPTION OF GOODS, SERVICES AND/OR FACILITIES AVAILABLE

     ENSCO, directly or through its subsidiaries, shall furnish or make available for the benefit of Dual and its subsidiaries the following goods, services and/or facilities:

     A. Accounting Services including, without limitation, maintenance of journals, general bookkeeping, preparation of financial reports for internal circulation and delivery to third parties, prepara-tion of financial statements and liaison with outside accoun-tants.

     B. Engineering Services including, without limitation, analysis of rigs, analysis of engineering requirements with respect to tenders, bids and contracts and analysis of repairs and capital expenditure requirements.

     C. Human Resource Services including, without limitation, adminis-tration of personnel, coordination of hiring and termination of employees and administration of employee benefits.

     D. Insurance Administration Services including, without limitation, analysis and processing of claims, preparation of recommendations to contest claims, liaison with third party insurers and liaison with insurance defense legal counsel.

     E.   Legal  Services including,  without  limitation,  review of  con-


          tracts, liaison with outside counsel, litigation support and analysis of employee claims.

     F. Management Information System Services including, without limita-tion, preparation and delivery of such reports as may be agreed to by Dual and ENSCO.

     G. Purchasing Services including, without limitation, solicitation of bids or quotes for goods, services and/or facilities from third party vendors and/or suppliers, logistical support for the delivery of such goods, services or facilities and coordination of warranty claims.

     H. Safety Related Services including, without limitation, analysis of current safety practices, provision of educational materials and seminars relating to safety practices and assistance with training exercises.

     I. Treasury Services including, without limitation, management of funds, coordination and tracking of receipts and disbursements, maintenance and monitoring of bank accounts, tracking and recon-ciliation of wire and cash transactions and administration of Dual's financial obligations.

2.   TERM

     The term shall commence as of the date first written above and shall, unless the term is otherwise extended in writing executed by Dual and ENSCO or earlier terminated as provided herein, expire on June _____, 1997.

3.   MONTHLY FEE

     For and in consideration for the furnishing by ENSCO of the goods, services and/or facilities described in paragraph 1 above, Dual shall pay to ENSCO a monthly fee calculated as set forth on Appendix "B", each such monthly fee due and payable in full within thirty (30) days after the last day of the month during which goods, services and/or facilities were furnished and subject to no credit, offset or deduc-tion except as specifically provided in that certain Contractor Labor Agreement dated of even date herewith.

4.   PROCEDURE FOR REQUESTING ADDITIONAL GOODS, SERVICES AND/OR FACILITIES

     In addition to the goods, services and/or facilities to be provided pursuant to Section 1 above, Dual may request that ENSCO deliver additional goods, services and/or facilities. Dual shall submit written requests for such additional goods, services and/or facilities in writing in the form set forth in the work order or purchase order in the forms attached at Appendix "A". Each such order shall be executed by both parties.

     Each work order and purchase order shall set forth with specificity the following, as applicable:

     A.   Identification of the goods required;
     B.   Identification of the services required;


     C.   Identification of the facilities required;
     D.   The quantity of goods, services and/or facilities required;
     E. The unit prices, if applicable of the goods, services and/or facilities required;
     F. The payment terms agreed to with respect to the goods, services and/or facilities;
     G. Modifications, amendments or changes to the specific terms of this Agreement; and
     H. Such other information as is necessary or desirable to clearly identify the terms and conditions with respect to each work order or purchase order.

5.   PAYMENT FOR ADDITIONAL GOODS, SERVICES AND/OR FACILITIES

     Payment for additional goods, services and facilities provided by ENSCO to Dual shall be in accordance with the agreed terms of the applicable work order or purchase order or, in the absence of such terms, payment shall be made within thirty (30) days after receipt of the invoice submitted by ENSCO to Dual.

6.   REPORTING; RECORDKEEPING

     ENSCO may periodically request from Dual various reports concerning or relating to the goods, services and/or facilities provided hereunder and Dual shall use its reasonable efforts to timely furnish such reports.

     Dual shall keep and maintain all records relating to the delivery of goods, services and/or facilities pursuant to this Agreement and its order submissions at its main location for not less than six (6) years following completion of each work order or purchase order.

     Dual agrees to permit any duly authorized employee, agent or represen-tative of ENSCO to inspect its books and records. Dual further agrees to permit any duly authorized employee, agent or representative of ENSCO to copy and make extracts or compilations from or, at ENSCO's request to send to ENSCO, free of charge, copies of all books and records pertaining to the subject matter of this Agreement.

7.   INDEMNFICATION

     Dual agrees to indemnify and hold ENSCO, its subsidiaries, affiliates, directors, officers, agents and employees (the "Indemnified Parties") harmless from and against any and all loss, liability, damages (in-cluding punitive and/or exemplary damages), costs and expenses of every kind (including, but not limited to, counsel fees and expenses) which may be incurred by or threatened against the Indemnified Parties or any of them by reason of any demand, claim, action or suit arising out of or by reason of any action or omission of Dual, its representa-tives, agents, servants and employees, in connection with Dual's business, including, without limitation, worker's compensation claims, product liability claims, environmental claims, breach of contract claims, and tort claims. Dual shall assume the defense of any action or suit brought against the Indemnified Parties or any one of them by reason of any of the acts or omissions set forth in the preceding sentence, with counsel acceptable to ENSCO; and Dual shall pay any damages assessed against, or that are payable by, the Indemnified


     Parties or any one of them with respect to any act or omission for which indemnification is sought pursuant to this Agreement. ENSCO reserves the right for itself and all other Indemnified Parties to be represented by its own counsel, at its own expense, in the defense of any such suit, action or proceeding.

8.   CONFIDENTIALITY

     Dual acknowledges that it may, from time to time, receive price lists, quotations, sales information, product information, projections, diagrams, models, previews, software, reproductions and other informa-tion ("Confidential Information") pursuant to the terms hereof. Dual acknowledges that such Confidential Information is the proprietary property of ENSCO and that disclosure by Dual would cause irreparable harm and injury to ENSCO. Therefore, Dual agrees to protect and safeguard the Confidential Information, and disclose same only to those of its employees who have a need to know such Confidential Information. Dual understands and agrees that a breach or threatened breach of this section may be enjoined or restrained without bond or proof of actual damages in any court having jurisdiction. Upon expiration or termination of this Agreement, Dual shall return to ENSCO all Confidential Information and all copies thereof.

9.   TERMINATION

     This Agreement may be terminated at any time, without cause, by (1) mutual written agreement of the parties, (2) ENSCO upon its delivery of its notice of termination to Dual and the expiration of thirty (30) days following the delivery of such notice or (3) Dual upon its giving written notice of termination to ENSCO and the expiration of thirty
     (30) days following the delivery of such notice.

     This Agreement may be terminated without notice at any time upon the occurrence of any one or more of the following: (1) the default by either party of any material term or condition hereof and the failure to cure such breach within thirty (30) days after receipt of written notice of such breach, or (2) if either party becomes bankrupt or insolvent or files or has filed against it a petition in bankruptcy or makes a general assignment for the benefit of its creditors or a receiver or trustee is appointed for all or a substantial part of its business or properties.

     Upon the expiration or earlier termination of this Agreement, Dual shall promptly return to ENSCO all documents, catalogs, literature, materials and tangible property supplied by ENSCO to Dual and all Confidential Information.

10.  MISCELLANEOUS

     No Assignment - Neither this Agreement nor any of the rights or obligations of either party hereunder may be assigned, delegated, subcontracted, transferred or conveyed by operation of law or other-wise without the prior written consent of the other party in each instance, nor shall this Agreement or any rights of either party hereto inure to the benefit of any trustee in bankruptcy, receiver, creditor, trustee of, or successor to, the other parties business or its property, whether by operation of law or otherwise nor to a


     purchaser, legatee or devisee of all, or any part, of the capital stock or equity interest of either party.

     Compliance with Applicable Laws - Dual shall comply with any and all applicable federal, state or local statutes and laws, and all rules and regulations promulgated thereunder, related to its performance pursuant to this Agreement. Each party shall obtain, and shall insure that its employees obtain, at their respective expense, all necessary certificates, registrations, licenses and permits required by applica-ble law, rule or regulation to operate in accordance with the terms of this Agreement.

     No Waiver - No delay on the part of either party in exercising any of their respective rights hereunder, nor the failure to exercise the same, nor the acquiescence in or waiver of a breach of any term, provision or condition of this Agreement shall be deemed or construed to operate as a waiver of such rights or acquiescent thereto except in the specific instance for which given.

     Amendments - None of the terms, provisions or conditions of this Agreement shall be deemed to have been waived, amended, modified or altered by any act, course of conduct or knowledge of either party, its respective agents, servants or employees, and the terms, provi-sions and conditions of this Agreement may not be changed, waived, varied or modified except by a statement in writing signed by duly authorized representatives of both parties.

     Notices - Any notice or process shall be in writing and be deemed to have been duly given to a party if the same is delivered personally or sent by registered or certified mail, return receipt requested, to the location set forth hereafter:

               ENSCO International Incorporated
               2700 Fountain Place
               1445 Ross Avenue
               Dallas, Texas  75202
               Attn:  Chief Financial Officer

               Dual Holding Company
               2700 Fountain Place
               1445 Ross Avenue
               Dallas, Texas  75202
               Attn:  Chief Financial Officer

     Entire Agreement - This Agreement supersedes any and all prior agree-ments or understandings, oral or written, express or implied, and encompasses the entire understanding between the parties with respect to its subject matter. There are no inducements, representations, warranties, covenants, agreements or collateral understandings, oral or otherwise, express or implied, affecting this agreement not ex-pressly set forth herein. Except as specifically set forth in such work order or purchase order, the general rights, duties and obliga-tions as between Dual and ENSCO shall, in all cases (unless supple-mented, modified or amended as specifically permitted herein) be governed by the terms and conditions set forth hereinafter.

     Third Parties - This Agreement and rights and obligations hereunder do


     not, and shall not confer any rights to any third parties and no third parties shall have any rights under this Agreement.

     Severability - If any provision of this Agreement shall to any extent be finally held to be prohibited, invalid or unenforceable in any jurisdiction, the remaining provisions of this Agreement shall remain in full force and effect, and any such prohibition, invalidation or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

     Governing Law - This Agreement and performance hereunder shall in all respects be exclusively governed by the laws of the State of Texas applicable to contracts made and to be fully performed in such state, regardless of the choice of law rules and conflict of law principals applied by the courts and jurisdictions affected by this Agreement.

     EXECUTED to be effective as of the date set forth above.


                              ENSCO International Incorporated

                              By:_____________________________
                              Name:___________________________
                              Title:__________________________


                              Dual Holding Company
                              (f/k/a DUAL DRILLING COMPANY)

                              By:_____________________________
                              Name:___________________________
                              Title:__________________________